Exhibit 5.1

Fulbright & Jaworski l.l.p.

A Registered Limited Liability Partnership

2200 Ross Avenue, Suite 2800
Dallas, Texas  75201-2784

www.fulbright.com

March 4, 2010

SuperMedia Inc.

2200 West Airfield Drive

DFW Airport, Texas  75261

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on behalf of SuperMedia Inc., formerly known as Idearc Inc. a Delaware corporation (the “Company”), relating to 1,500,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value, issuable pursuant to the 2009 Long-Term Incentive Plan (the “Plan”).  As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

On the basis of such examinations, and subject to the limitations set forth below, we advise you that in our opinion the Shares issuable pursuant to the Plan have been duly and validly authorized and, subject to the issuance of such shares and payment therefor in accordance with the Plan, such shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.  We express no opinion as to the laws of any other state or jurisdiction.  The opinion expressed herein is as of, and are based on, facts and circumstances known to us to exist and law in effect on the date hereof (and not as of any other date), and we make no undertaking to amend or supplement such opinion as facts and circumstances or changes in the law occur that could effect such opinion.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

FULBRIGHT & JAWORSKI L.L.P.

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